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                            AMENDED AND RESTATED
                         ARTICLES OF INCORPORATION
                                    OF
                        FFP NEW HORIZONS FUND, INC.

The undersigned, Robert C. Bright, hereby adopts the following Amended and Restated Articles of Incorporation on behalf of FFP New Horizons Fund, Inc. under the provisions of SEC.2-603 of the Corporations and Associations Article of the General Laws of the State of Maryland, since no shares have been issued or subscribed for and no organizational meeting of the Board of Directors has been held:

1. INCORPORATOR. Robert C. Bright, whose address is 211 North Robinson, Suite 810, Oklahoma City, Oklahoma 73102, states that he is the sole Incorporator of this Corporation; and

     (I)  he is over eighteen years of age;

     (II) he is forming this Corporation under the General Laws of the State of Maryland.

2.   NAME.  The name of the Corporation is FFP NEW HORIZONS FUND, INC.

3. PURPOSE. The Corporation is formed for the purpose of acting as an open-end, management investment company as defined by the Investment Company Act of 1940, as amended, and to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations of a similar character by the General Laws of the State of Maryland now or hereafter in force.

4. ADDRESS. The address of the principal office of the Corporation in the State of Maryland is 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.

5. RESIDENT AGENT. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 300 East Lombard Street, Suite 1400, Baltimore, Maryland 21202.

6.   AUTHORIZED CAPITAL.

     (I) The Corporation has the authority to issue an aggregate of 1,500,000,000 shares of Capital Stock (Shares).

     (II) The 1,500,000,000 Shares are classified in the following series (Portfolios):

                100,000,000 in the FFP Millennium Jupiter Portfolio 100,000,000 in the FFP Millennium Venus Portfolio 100,000,000 in the FFP Millennium Mercury Portfolio 100,000,000 in the FFP Discovery Jupiter Portfolio 100,000,000 in the FFP Discovery Venus Portfolio


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                100,000,000 in the FFP Discovery Mercury Portfolio
                100,000,000 in the FFP Odyssey Jupiter Portfolio 100,000,000 in the FFP Odyssey Venus Portfolio 100,000,000 in the FFP Century Jupiter Portfolio 100,000,000 in the FFP Century Venus Portfolio 100,000,000 in the FFP Conquest Venus Portfolio 100,000,000 in the FFP Conquest Mercury Portfolio

               300,000,000 Shares may be classified in one or more additional Portfolios as the Board of Directors may determine, in its sole discretion, as evidenced by resolution adopted by the Board of Directors. The Board of Directors may classify or reclassify any unissued Shares of the Portfolios into separate classes by the adoption of a resolution of the Board designating the relative rights and preferences of the Shares of each such Class.

     (III) The par value of each Share of each Portfolio is $0.001.

     (IV)  The aggregate value of all Shares is $1,500,000.

7. PREFERENCES, RIGHTS, POWERS, RESTRICTIONS OF SHARES. The Board of Directors has full power and authority to establish and amend the preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms and conditions of redemption of the Shares of the Portfolios as the Board of Directors, in its sole discretion, determines from time to time by resolution adopted by it. Until any change is made by the Board of Directors, each Share of each Portfolio of the Corporation has the following preferences, rights, powers, restrictions, limitations, qualifications and terms and conditions of redemption:

     (I)    Dividends and Distributions.

            (a) Authority to Declare.  The Board of Directors may, from time to time, declare and pay dividends and distributions on the Shares of each Portfolio, in such form and in such amount, as the Board of Directors, in its sole discretion determines. The Board of Directors may declare dividends daily or less frequently. It may declare dividends by adopting a standing resolution once or more often, as it decides in its discretion.

            (b) Source of Dividends.  All dividends on Shares of a Portfolio shall be paid only out of the income of that Portfolio; capital gains distributions on Shares of a Portfolio shall be paid only out of the capital gains of that Portfolio; in each case, after providing for actual and accrued liabilities of the Portfolio. Dividends and distributions may be paid in cash, property, additional Shares or any combination of cash, property and Shares, as the Board of Directors determines. Dividends or distributions paid in Shares will be paid at the current net asset value of the Shares as defined in these Articles.

            (c) Allocation Among Shareholders.  Dividends and distributions on
                Shares of a

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                Portfolio may be paid only to the Shareholders of that
                Portfolio. The Board of Directors will establish a date and a time for determining the Shareholders to whom payment of the dividend or distribution will be made (record date). Dividends and distributions will be allocated among the Shareholders of a Portfolio in proportion to the number of Shares of the Portfolio held by each Shareholder on the record date; except, however, if there are separate Classes of Shares that bear different expenses, the dividend or distribution will be adjusted for those charges and allocated among Shareholders of each specific Class of Shares of the Portfolio. The Board of Directors may declare that no dividend or distribution will be paid on Shares for which payment or a completed purchase order has not been received by the Corporation as of the record date.

            (d) Tax Qualification.  In addition to the above, the Board of
                Directors has the power and authority to declare and pay any dividends or distributions that it believes, in its sole discretion, to be necessary or prudent to enable the Corporation and each Portfolio to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended (Code) or under any successor statute or any comparable state or federal statute, and the regulations promulgated under any such statutes. The Board of Directors also has the power and authority to take any action it reasonably believes necessary to avoid incurring any liability on behalf of the Corporation or any Portfolio for federal income tax for any tax year. Nothing in this Article requires the Board of Directors to declare and pay dividends or distributions to avoid the payment of federal income tax or to qualify the Corporation as a regulated investment company under the Code.

     (II) REDEMPTION BY THE CORPORATION. The Corporation may redeem all the Shares of any Shareholder who holds less than a certain, specified minimum amount of Shares in the Corporation or a Portfolio, if authorized by resolution of the Board of Directors. The Corporation may also redeem any Shares if the Board of Directors, in its discretion, decides that the redemption is necessary to prevent the Corporation from being classified as a personal holding company as defined in the Code. A Shareholder must be given reasonable notice of the Corporation's intention to redeem and, if applicable, be given the right to purchase additional Shares to meet the specified minimum. Any redemption of Shares must be at the net asset value of the Shares determined for the date of redemption.

     (III) REDEMPTION BY SHAREHOLDERS. Any Shareholder has the right to redeem some or all of his, her or its Shares by tendering those Shares to the Corporation at such times and places, and subject to such conditions, as the Board of Directors specifies in a resolution adopted by it. Shares generally will be redeemed at the net asset value of the Shares determined on the date of redemption, subject to any charges the Board of Directors might impose on redemption. The Board of Directors may redeem Shares by a distribution of the Corporation's or a Portfolio's assets in kind, if a redemption in cash would adversely affect the Corporation. Any distribution of assets in kind must meet any applicable regulatory requirements, A Shareholder's

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            right to redeem Shares may be suspended or delayed in the event the
            Corporation is required to do so by any regulatory authority having jurisdiction over the Corporation. A Shareholder's right to redemption may also be suspended or delayed if the Corporation does not have funds or property legally available to make the redemption.

     (IV) VOTING RIGHTS. Each Shareholder is entitled to one vote for each full Share and a fractional vote for each fractional Share held in the name of the Shareholder on the books of the Corporation. The presence in person or by proxy of the holders of one-third of the Shares entitled to vote at a meeting of Shareholders of the Corporation, or if the meeting is of a Portfolio or Class, the presence of holders of one-third of the Shares of the Portfolio or Class, will constitute a quorum, unless applicable law or the Bylaws requires a greater percentage. Once a quorum is met at a properly called meeting of Shareholders, matters may be approved as follows:

            (a) Corporate Matters.  On matters requiring approval of all
                Shareholders of the Corporation, each Portfolio will vote separately and matters will require approval of all of the Portfolios to be approved. Each Portfolio will vote based on the vote of a majority of its Shareholders casting votes, unless a larger percentage is required under applicable laws or rules, or under the Bylaws of the Corporation or by resolution of the Board of Directors.

            (b) Portfolio or Class Matters.  On certain matters, applicable laws or rules, or the Bylaws of the Corporation, may require that a separate vote be taken by a Portfolio or a Class of a Portfolio. In addition, the Board of Directors may decide, on any matter put to a vote of Shareholders, that it affects only a single Portfolio or Class of a Portfolio. In any of those circumstances, the matter will be submitted separately to the Portfolio or Class. The matter will be approved by the Portfolio or Class if it is approved by a majority of the Shareholders of the affected Portfolio or Class casting votes, unless a larger percentage is required under applicable laws or rules, or under the Bylaws of the Corporation or by resolution of the Board of Directors.

     (V) NET ASSET VALUE. The net asset value per Share of a Portfolio or Class of a Portfolio will be determined, from time to time, by the Board of Directors as required by the Investment Company Act of 1940 (1940 Act). Generally, the net asset value will be determined by taking the value of the assets of the Portfolio or Class, deducting the liabilities of the Portfolio or Class (accrued and actual, but exclusive of capital stock and surplus). The net asset value per Share is then calculated by taking the net asset value of the Portfolio or Class and dividing that amount by the number of Shares outstanding in the Portfolio or Class. The assets and liabilities of a Portfolio or Class are determined as set forth in subsections VI And VII, below.

     (VI) ASSETS. All consideration received by the Corporation for the sale and/or issuance of Shares of a particular Portfolio, and all assets in which the consideration is invested or reinvested, all income, earnings, profits, and proceeds from the consideration and assets, including any proceeds from the sale, exchange or

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            liquidation of the assets, and any amounts earned on, or payments from, any reinvestment of those proceeds, in whatever form, irrevocably belong to that Portfolio. In addition, any assets, earnings, payments, income, profits or other amounts received by the Corporation, which are not readily identifiable as belonging to a particular Portfolio, will be allocated by the Board of Directors among the Portfolios in any manner that the Board of Directors, in its sole discretion, deems fair and equitable. Any such allocation by the Board of Directors will be conclusive and binding on the Shareholders of all Portfolios, for all purposes, and all items so allocated irrevocably belong to the Portfolio to which they are allocated.

     (VII) LIABILITIES. All expenses, costs, charges and reserves attributable to a particular Portfolio will be charged to and borne by that Portfolio. In addition, any general liabilities, expenses, costs, charges or reserves of the Corporation, which are not readily identifiable as belonging to a particular Portfolio, will be allocated by the Board of Directors among the Portfolios in any manner that the Board of Directors, in its sole discretion, deems fair and equitable. Any such allocation by the Board of Directors will be conclusive and binding on the Shareholders of all Portfolios, for all purposes, and all items so allocated irrevocably belong to the Portfolio to which they are allocated.

     (VIII) INCOME. The Board of Directors has full power and discretion, to the extent not inconsistent with the laws of the State of Maryland, to determine which amounts received by a Portfolio will be treated as income and which will be treated as capital. Any such allocation by the Board of Directors will be conclusive and binding for all purposes.

     (IX) LIQUIDATION. In the event any Portfolio is liquidated, the Shareholders of the Portfolio will receive a proportionate share of the assets of the Portfolio reduced by the liabilities of the Portfolio. If the Portfolio has been divided into Classes, the amount available for liquidation will be determined by Class. Shareholders of any Class of a Portfolio will receive their proportionate share of the net assets of the Class. If the Corporation is liquidated, all Portfolios and Classes of Portfolios will be liquidated in the same manner. In no event will the fact that a Shareholder owns Shares in one Portfolio entitle that Shareholder to participate in a distribution of the assets of any other Portfolio.

8. DIRECTORS. The number of directors shall be as set forth in the Bylaws of the Corporation, but shall not be less than three (3). The following persons shall serve as Directors of the Corporation until the first annual meeting of shareholders and until their successors are duly elected and qualify:

         Roy M. Henry
         Christopher V. Meitz
         Bryan P. Davis

9.   ADDITIONAL POWERS.

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     (I)    POWERS OF DIRECTORS.  In addition to the specific powers and authority granted to the Board of Directors by these Articles, the Board of Directors may exercise all powers and authority and do all acts that may be done by Directors of a Corporation under the laws of the State of Maryland. These powers will only be limited by the specific provisions of these Articles, the Bylaws of the Corporation, the laws of the State of Maryland, the 1940 Act or any other statute or rule to which the Corporation is subject.

     (II) ISSUANCE OF SECURITIES. The Board of Directors has full authority to authorize the issuance of additional Shares in a Portfolio from time to time, provided, however, that if Shares are issued in a Portfolio which has Shares outstanding, the Shares are issued at the net asset value per Share. The Board of Directors is authorized to establish new Portfolios and Classes of Portfolios with such rights and preferences as it determines in its discretion. The Board of Directors may authorize the issuance of Shares in those Portfolios or Classes upon such terms and conditions and with such rights as the Board of Directors determines, provided they are consistent with the provisions of any applicable statutes and regulations, these Articles and the Bylaws of the Corporation. The Board of Directors may authorize the issuance of convertible securities in any Portfolio or Class and may authorize the granting of rights of conversion into another Portfolio or Class to any Shareholder, subject to such terms and conditions as the Board of Directors determines, and subject to the requirements of applicable law.

     (III) BYLAWS. The Board of Directors has full authority to adopt, amend and rescind any and all Bylaws of the Corporation without the consent of the Shareholders of the Corporation, unless the authority is restricted in the Bylaws. The Shareholders, by the vote of Shareholders holding a majority of the outstanding Shares of the Corporation, have the right to repeal or amend any Bylaw that has been adopted by the Board of Directors.

     (IV) CONTRACTS WITH AFFILIATES. The Corporation or any Portfolio may enter into any contract for any purpose with any entity having common directors or officers with the Corporation or otherwise affiliated with the Corporation (Affiliates), including, but not limited to, contracts for services as administrator, custodian, transfer agent, disbursing agent, investment adviser, manager, underwriter, distribution or similar services. The terms and conditions, methods of authorization, renewal, amendment and termination of contracts with Affiliates will be determined at the discretion of the Board of Directors, except where applicable statutes or rules, or these Articles or the Bylaws of the Corporation provide otherwise. No such contract will be voidable or be invalidated as a result of the existence of the affiliation, nor will any person holding common positions be liable merely because of the relationship between the entities for any loss or expense to the Corporation under or by reason of the contract. Nothing in this section, however, will protect any person from any liability to the Corporation or its Portfolios or any of their Shareholders for which the person would otherwise be liable due to willful misfeasance, bad faith, gross negligence or reckless disregard of duties imposed by the contract.

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     (V)    INDEMNIFICATION.  The Corporation and its Portfolios is
            authorized to indemnify the directors, officers, employees, agents and other persons who serve in similar capacities of the Corporation, and any persons who have served in those positions in the past to the full extent allowed by applicable law. The Corporation and its Portfolios is also authorized to advance costs and expenses to those persons in connection with any threatened liability to the full extent allowed by law.

     (VI) BOOKS AND RECORDS. The books and records of the Corporation may be kept at any location within or without the State of Maryland as the Board of Directors decides.

     (VII) ANNUAL MEETINGS OF SHAREHOLDERS. The Corporation is not required to hold annual meetings of Shareholders in any year in which the Corporation is not required to elect directors under the 1940 Act.

     (VIII) AMENDMENTS. The Corporation may amend these Articles as allowed by the General Laws of the State of Maryland. The Corporation is expressly authorized to amend the contract rights of any outstanding Shares, subject to obtaining any approval of the Shareholders holding those Shares required by applicable law.

     (IX)   DURATION.  The duration of the Corporation shall be perpetual.

IN WITNESS WHEREOF, the undersigned has signed these Amended and Restated Articles of Incorporation on this 1st day of September, 1998 and by his signature hereby acknowledges

     (I)    that these Articles and the execution of them are his act;

     (II) that to the best of his knowledge, information, and belief, the matters and facts set forth herein are true in all material respects; and

     (III)  he makes these statements under the penalties of perjury.

By:     /s/ ROBERT C. BRIGHT
        --------------------
        Robert C. Bright

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